Exhibit 10.1

Loan Agreement

On September 1 2010 AR Development Corporation made a loan of Canadian dollar 5.3 million to Platinum Energy Resources of Houston, Texas.
This agreement signed by AR Development Corporation and members of the compensation and governance committee of the Board lays out the terms of the loan.
The loan period initially will be for a fixed term of six months from September 1 2010 and carries an interest rate of 5.5% per annum for the first two months ending November 1 2010, thereafter for the next two months the interest will be 6% per annum till January 1 2011, followed by an interest rate of 6.5% per annum till March 1 2011. There will be a $40 thousand fee.
It is understood that Platinum Energy Resources may pay off part, or the whole loan during the period and the interest rate will be applied to the outstanding amount of the loan. It is agreed that the interest and loan payment will be in Canadian funds and will be paid on the first day of the month.

This agreement is signed on September 4, 2010

For Platinum Energy Resources, the independent Directors of the Compensation and Governance Committee

“Bernard Lang”	AR Developments Corporation
/s/ Bernard Lang	/s/ Al Rahmani

“Marc Berzins”

/s/ Marc Berzins